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                                                                      Exhibit 23

CONSENT OF KPMG LLP

The Board of Directors
FMC Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-10661, 33-7749, 33-41745, 33-48984, 333-18383, 333-24039, 333-62683
and 333-68905) and the Registration Statement on Form S-3 (No. 333-59543) of FMC Corporation of our report dated January 19, 2000 relating to the consolidated balance sheets of FMC Corporation and consolidated subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows, and changes in stockholders' equity for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999 annual report on Form 10-K of FMC Corporation.

/s/ KPMG LLP

Chicago, Illinois
March 27, 2000